Exhibit 7.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this exhibit is attached is filed on behalf of each of them.

InfoSpace, LLC

/s/ William J. Ruckelshaus
Name: William J. Ruckelshaus Title: Chief Executive Officer

Blucora, Inc.

/s/ William J. Ruckelshaus
Name: William J. Ruckelshaus Title: Chief Executive Officer and President